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                                                                   EXHIBIT 10.45

                                SUPPLY AGREEMENT

The purpose of this document is to define the activities and expectations related to Acterna's procurement of various assemblies and sub-assemblies from Dictaphone's Electronic Manufacturing Services Division. Clearly defining these expectations and working together to achieve them will for a mutually beneficial partnership between the two companies.

         The Supply Agreement (Agreement) is entered into as of the 25th day of July, 2002 by and between Acterna Cable Networks Division, 6620 Network Way, Indianapolis, IN 46278 (Acterna) and Dictaphone's Electronic Manufacturing Services Division, 3900-W. Sarno Rd., Melbourne, FL 32934 (Supplier) as supplier, desire to enter into Supply Agreement under which various assemblies will be supplied by the Supplier to Acterna.

                          ARTICLE 1: DURATION AND SCOPE

1.1 DURATION: This Agreement will take effect upon the first date written above and will be valid for a period of one year. Thereafter, the Agreement will be extended for a period of a year and may be terminated by either party with 90 days prior written notice.

1.2 SCOPE: During the term of this Agreement, Acterna intends to purchase various assemblies as listed on Exhibit A. This Agreement does not constitute a purchase order and Acterna is under no obligation to purchase any products from supplier or purchase and minimum quantities.

                               ARTICLE 2: PRICING

2.1 Unit pricing will be defined in Attachment "A" and will remain fixed for one year except as provided for in Article 2.2 through 2.8. The unit pricing shall include packaging for delivery. The pricing is F.O. B. Supplier's Florida Factory.

2.2 From time to time, Acterna may introduce new products or issue engineering change orders to existing products. In such cases, the parties will work in good faith to establish new pricing for the new or modified products and such changes shall be reflected in Attachment A.

2.3 Pricing for each Assembly will include cost of assembly labor, test labor, standard material costs, overhead, and profit. Supplier will supply a complete cost breakdown on each assembly including costed Bill of Materials.

2.4 In the case of any Engineering change orders both parties agree to adjust pricing on a case-by-case basis. Supplier will provide a cost impact analysis to be approved in writing by Acterna.

2.5 Supplier agrees to actively pursue process and/or component cost improvements, which will be passed along to Acterna on a quarterly basis per 2.8.

2.6 Both parties agree to take into account material cost that is the best quote received by either party from suppliers. Both parties will provide proof of the applicable price of such specific quote on such components of the same quantities.

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2.7 Price increases mandated by allocations, product demand, etc. will be granted only after documented competitive quoting activity has been presented to Acterna, and written agreement is provided by Acterna. Such requests will be considered on a quarterly basis.

2.8 100% of any Acterna-driven cost savings will be reflected as lower prices for the assemblies affected by such cost savings. For the first year 50% of any Dictaphone-driven cost savings will be reflected as lower prices for the assemblies affected by such cost savings. For the second and subsequent years of the savings, 100% of the said Dictaphone-driven cost savings will be reflected.

2.9 If parties cannot agree on new pricing, then either party shall have the right to terminate this Agreement without penalty, with six (6) months prior notice.

                            ARTICLE 3: PAYMENTS TERMS

3.1 Acterna will pay valid invoices on a Net 45 day basis after receipt of material. No payment will be made on invalid invoices.

3.2 Supplier reserves the right to stop shipments and /or reduce terms should valid invoices become past due. Supplier to resume shipments once invoice payments become current.

3.3 Supplier reserves the right to stop shipments and/or reduce terms (up to potentially Cash in Advance) in the event that Acterna enters into bankruptcy protection.

3.4 Acterna agrees to pay any collection fees in the event that the account must be turned over to a collection agency.

                         ARTICLE 4: MATERIAL MANAGEMENT

4.1 Supplier shall, within 30 days of Supplier's manufacture start date, purchase from Acterna's current Contract Manufacturer any material or components usable in the manufacture of current forecasted assemblies up to $400K, as directed by Acterna. Supplier to increase the total dollar amount of excess material they will purchase from Acterna's current Contract Manufacturer by the total dollar amount of any material Acterna, or current Contract Manufacturer purchases from Supplier prior to completely exiting from current Contract Manufacturer, but no longer than three (3) months form the date of t this agreement. Purchase price to be at, or below, costs shown in the costed BOMs provided thus far to Acterna by the Supplier. Material must meet all Acterna requirements (drawing, AVL specification, etc.) and be in acceptable condition. Dictaphone assumes no responsibility relative to the quality of this material and it's potential impact on the finished product. In the event that Acterna fails to purchase sufficient quantities of finished product within 6 months, Acterna shall be responsible for any material bought from the current Contract Manufacturer that has not be consumed. Should the current contract manufacturer not have sufficient inventory, Supplier is free to purchase material from any other source, including Acterna.

4.2 Supplier agrees to purchase Acterna excess material per Attachment "B" starting no later than 6 months from the Suppliers manufacturing start date as required to support Acterna's forecast. Acterna will supply an updated excess material report each month.

4.3 Acterna will issue a rolling six-month forecast twice per month. However, Acterna is under no

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    obligation to purchase the forecasted finished product quantities.

4.4 In the event Acterna terminated this Agreement or cancels a purchase order issued under this agreement, Acterna shall be responsible for (i) all non-cancelable/non returnable (NC/NR) or (ii) custom components purchased by supplier for the applicable cancelled order or forecast provided that, in either case, such component was purchased from the manufacturer within the applicable lead-time for that component at the time of purchase (plus an additional four weeks) and was identified by Supplier in the monthly Inventory Report. The list of NC/NR/custom components, their cost and lead-time must be supplied by product to Acterna for written approval by Acterna. Approval must be in place prior to initial production of a given product. Supplier must receive written approval from Acterna for any changes to this list. All other components listed on the Bill of Material will be deemed as standard material and will be of no liability to Acterna. Cost and component lead-times are to be supplied on the costed BOM's. The initial list of NC/NR/custom components is supplied in Attachment "C". Ongoing, al new NC/NR/custom components will be supplied along with costed BOM.

4.5 Dictaphone must use best efforts to continually reduce lead-times by negotiation with suppliers, implementation of inventory management programs (SMI/Kanbans, etc.) to provide maximum delivery flexibility to Acterna.

4.6 Transponders ordered under this Agreement shall be deliverable, upon request, within three (3) weeks of Supplier's receipt of order. For assemblies other than Transponders, Acterna agrees to allow four (4) weeks lead-time, or less, as negotiated by product. Supplier shall maintain adequate inventory levels and capacity to accelerate deliveries under the forecast by 30 days.

4.7 Acterna agrees that due dates/lead-times will be extended, if deemed necessary by Supplier, for those orders that are changed after being issued to Supplier. Revised due dates will be agreed to, in writing, by Supplier.

                               ARTICLE 5: DELIVERY

5.1 Acterna will provide to Supplier a list of preferred carriers and the Acterna account number for each. Supplier will determine the best carrier for each shipment and charge freight directly to Acterna's account.

5.2 Should expedited shipments be required due to Supplier's failure to meet previously agree-to shipping dates, Supplier will pay freight.

5.3 Supplier must strive to meet or exceed a 95% on time delivery performance. Acterna will provide supplier performance data monthly. `On time' is defined as up to five (5) days early and zero (0) days late.

5.4 Supplier reserves the right to stop shipments should conditions defined in
    3.2 or 3.3 exist. The delivery rating will not take into account shipments held up due to payment issues.

                           ARTICLE 6: EXCESS INVENTORY

6.1 Prior to discontinuing a product or release of an Engineering change, Acterna will provide advance information to Supplier. Supplier will evaluate the change and define the impact relative to obsolete material, effective date of change, tooling impact, etc. for negotiation and

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    disposition by Acterna.

6.2 Supplier must, on a monthly basis, provide a written Inventory Report identifying all excess inventory including, NC/NR and custom components that Supplier believes is Acterna's responsibility. `Excess' components are defined as those with on-hand, or committed balances greater than what is needed to support current and forecasted demand. `Obsolete' components are defined as those with no demand whatsoever. Supplier shall provide best effort to reuse, restock, resell, and return material deemed Acterna liability at no charge to Acterna. Acterna agrees to absorb any `restocking' fees that may be incurred by Supplier during these efforts. Supplier will provide reports on excess, obsolete and Acterna liability for components on a monthly basis (minimum) or as needed. Upon Supplier providing evidence that best efforts have been performed and that such material is determined to be Acterna's liability, Acterna will issue purchase orders on a quarterly basis to cover the excess and obsolete material at Supplier's standard cost, or last price paid, whichever is the lowest cost.

6.3 Acterna's initial liability would be for the value of material purchased by the Supplier from the current Contract Manufacturer. As this material is consumed, Acterna' liability will be reduced to $250,000. The Supplier will monitor the level of liability. If Supplier determines that adequate material cannot be procured to support business levels under the current liability limit, Acterna agrees to increase this limit in writing.

                           ARTICLE 7: QUALITY OF GOODS

7.1 Supplier will provide a copy of the Work Instructions for each board, upon request.

7.2 Supplier's material handling and ESD practices to be approved by Acterna Quality personnel.

7.3 Each assembly delivered to Acterna will comply with the respective manufacturing file in the Supplier's control and test procedure in effect at the time of delivery. Any deviation/change shall be approved by Acterna prior to application.

7.4 Supplier will only purchase components from approved manufacturers as supplied by Acterna. Any deviation or substitutes must be authorized by Acterna via a formal ECN or TDA prior to purchase. Supplier will not be held responsible for using components that have been removed from Acterna's approved manufacturers listing if Supplier was not notified in writing of the specific changes.

7.5 Upon reasonable notice, Supplier shall permit Acterna to conduct a quality audit of the production facilities.

7.6 Workmanship must be to the latest revisions of IPC610 specification.

7.7 Rework must be performed to the latest revision of IPC610, or IPC7221.

7.8 Significant changes in yields, or test data must be communicated to Acterna's Quality Management.

7.9 Acterna agrees to supply a sufficient number of functional test stations to support demand based on agreed-upon test times, target yield rates, and Supplier working two shifts.

                               ARTICLE 8: WARRANTY

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8.1 Supplier warrants all products for one (1) year, from date of delivery, for any workmanship related defects. Supplier will use reasonable efforts to repair or replace in-warranty returns, at Supplier cost, within 5 working days of receipt of rejected product.

8.2 Acterna will provide sufficient failure analysis descriptions to Supplier for product that is rejected by Acterna.

8.3 Supplier's "Return Material Authorization" process will be followed in the event that product is to be returned for either in-warranty or out-of-warranty work.

                          ARTICLE 9: ENGINEERING FILES

9.1 The Engineering files for the assemblies to be manufactured by Supplier are Acterna's property and shall be provided by Acterna to Supplier. The Engineering files contain technical specifications, bill of materials, software, Gerber files, Fabmaster extractions, drawings, and firmware required fore each assembly.

9.2 Subsequent technical revision will be based on engineering files updated and supplied by Acterna.

9.3 The test specifications to be used for Acterna's PCB assemblies are those included in the Engineering files.

9.4 The parties will establish a procedure to manage Engineering change orders.

                             ARTICLE 10: CONSIGNMENT

10.1 Equipment, tools, test fixtures, or any product supplied to Supplier by Acterna on other than a charge basis or paid for by Acterna as part of the NRE for this product will be held by Supplier on consignment. Upon completion of this Agreement they will be returned to Acterna or otherwise accounted for satisfactorily. Unless otherwise agreed, Supplier, at its expense, will insure all such items for the reasonable value thereof against loss or damage of any kind. Supplier shall be responsible for normal and routine maintenance of Acterna consigned equipment. Acterna will be responsible for the cots associated with calibration of any Acterna supplied equipment that requires and outside service. Supplier offers to coordinate this activity as part of Supplier's existing calibration program.

                           ARTICLE 11: CONFIDENTIALITY

11.1 Acterna and Supplier acknowledge that technical and/or marketing information received from either party during the term of this Agreement may be confidential and that disclosure to third parties may be injurious. A non-disclosure agreement will be put into place between Acterna and Supplier on the date of this Agreement.

                             ARTICLE 12: TERMINATION

12.1 Acterna will have the right to terminate this Agreement in the following instances:

         a. Assemblies do not meet Quality levels and Supplier is not able to correct the problem, within one month from Acterna's written notice for such corrective action.

         b. More than 10% of deliveries are overdue with more than one (1) working day due to reasons other than Force Majeure as defined in
              Article 13 below. Delays must be solely due to issues under the Supplier's control.

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         c.   Pricing does not meet Acterna targets in order to maintain competitiveness in the market.

12.2 In any case, either party will have the right to terminate this Agreement with 90 days prior written notice.

                            ARTICLE 13: FORCE MAJEURE

13.1 Neither party shall be liable to the other for non-performance or delay in performance due to causes not reasonably within its control; including but not limited to, acts of civil and military authority, including courts and regulatory agencies, acts of God, war, riot or insurrection, blockages, embargos, sabotage, epidemics, fires, floods; strikes, or other labor difficulties, provided such labor difficulties do no arise from inequitable labor practices. In the event of a delay resulting from any such causes, the time of performance hereunder shall be extended for a period of time reasonably necessary to overcome the effect of such delays.

                          ARTICLE 14: BUSINESS REVIEWS

14.1 Acterna and Supplier agree to have quarterly business reviews beginning four (4) months after the Agreement is finalized. The intent of these reviews is to provide an opportunity to identify issues and opportunities, and then develop action plans to resolve any issues or to take advantage of identified opportunities.

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ACTERNA BY:

Signature/Date  /s/Becky Adams
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Name in printed letters Becky Adams

Title Purchasing Manager

DICATPHONE BY:

Signature/Date  /s/James Davis   7/25/02
                ------------------------------

Name in printed letters James Davis

Title Sr. V.P., Operations

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